EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FIRST-QUARTER

2005 FINANCIAL RESULTS

Completion of MIST PFO/Migraine Study Enrollment Now Expected in Second Quarter; PFO Incidence Data to be Presented at EuroPCR in Paris

BOSTON, Mass., May 11, 2005 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the first quarter ended March 31, 2005.

First-Quarter Results

Total revenues for the three months ended March 31, 2005 were approximately $5.3 million compared with approximately $5.6 million for the quarter ended March 31, 2004. First-quarter 2005 revenues included approximately $1.1 million of net royalties compared with approximately $860,000 for the comparable period of 2004. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first quarter of 2005 decreased to approximately $4.1 million compared with approximately $4.7 million for the first quarter of 2004. The lower implant sales were predominantly due to an approximate $535,000 decrease in North American implant sales to approximately $3.3 million in the first quarter of 2005.

Net loss for the first quarter of 2005 was approximately $1.5 million, or $0.13 per share. This compares with a net loss of approximately $227,000, or $0.02 per share, for the first quarter of 2004. The increased net loss was primarily attributable to lower product sales in the United States and approximately $650,000 of increased costs associated with the Company’s MIST (Migraine Intervention with STARFlex® Technology) study.

Comments on the First Quarter

“NMT’s first-quarter results were consistent with our expectations as product revenues increased approximately 10% from the fourth quarter of 2004 and declined on a year-over-year basis,” said John E. Ahern, NMT’s President and Chief Executive Officer. “U.S. sales continued to be impacted by the stricter end-user adherence to HDE guidelines related to off-label usage. In Europe, our sales were essentially flat compared with last year. Royalty payments remain a significant contributor to total revenues.”

“We made substantial progress during the first quarter with our MIST clinical study in the United Kingdom,” added Ahern. “Clinician and patient interest continues to be high and we anticipate completing enrollment within the next several weeks, more than two quarters ahead of our initial expectations. Through the MIST trial, we hope to establish the clinical relevancy of the PFO/migraine connection and treatment of certain migraine sufferers with our STARFlex® technology. Based on an early completion of enrollment, we currently expect to have results from the study by year-end 2005. As we announced earlier this week, data on the incidence of PFO observed in the MIST study will be presented at EuroPCR on Tuesday, May 24, 2005. Held each year in Paris, EuroPCR is the largest interventional cardiology meeting in Europe.”

“In our CLOSURE I clinical trial in the United States, enrollment continues at a gradual pace. We are working with our consultants, regulatory bodies and clinical investigators to help accelerate enrollment in order to complete this phase of our PFO/stroke and transient ischemic attack (TIA) trial by the end of 2006,” Ahern said.

Vice President and Chief Financial Officer Richard E. Davis said, “Our balance sheet remained strong at March 31, 2005, with more than $35.0 million in total cash and marketable securities compared to approximately $35.4 million at the end of the fourth quarter of 2004. We will continue to carefully control spending and manage inventory as we ramp our clinical trial activities throughout the remainder of 2005.”

Business Outlook

Ahern said, “We continue to believe that migraine represents a substantial opportunity for NMT. We are very encouraged by the enthusiastic patient response to participate in the MIST study. It clearly suggests to us that current medical therapies do not meet the needs of certain severe migraine sufferers and that new methods of treatment are needed.”

“Our initial target population, migraine with aura patients with a PFO, may represent a 10% subset of the general migraine population. In the United States, that group would represent about three million potential patients. We are hopeful that MIST, the first prospective, double-blinded, randomized PFO/migraine study, can confirm what has been reported in several published observational studies - that migraine with aura patients have a high incidence of PFO and that closing the PFO with our minimally invasive technology can substantially reduce migraines in that patient population.”

“We are currently working with the FDA and our scientific advisors to determine the appropriate study design and protocol to initiate the MIST II PFO/migraine study in the United States. Joining the NMT Medical sponsored MIST II study as co-Principal Investigators are Stewart Tepper, MD, a neurologist and Director of the New England Center for Headache in Stamford, Connecticut, and Mark Reisman, MD, an interventional cardiologist and Director of Cardiovascular Research at Swedish Medical Center, Seattle, Washington. We currently expect to receive IDE approval for the study in the second half of 2005.”

“In the second quarter of 2005, we currently expect an approximate 10% increase in product revenue versus the first quarter of 2005. Based upon today’s regulatory environment, we expect total year product revenue to increase 3%-5% and total revenue to increase approximately 5%-7% compared to 2004. We continue to anticipate that product costs as a percentage of product sales will be approximately 30%. Looking ahead, with the anticipated completion of MIST now ahead of plan and human trials of our next-generation BioSTAR™ bioresorbable implant nearing commencement, we currently expect to accelerate spending on these programs. As a result, we expect our cash, cash equivalents and marketable securities balance at year-end 2005 to be approximately $25 million,” Davis concluded.

Conference Call Reminder

Management will conduct a conference call at 10:30 a.m. ET today to review the Company’s financial results, provide a clinical trial update and discuss its outlook. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (913) 981-5509 or (800) 289-0730 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a patent foramen ovale (PFO) and brain attacks such as migraine headaches, stroke and transient ischemic attacks (TIAs). A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. NMT is a leader in designing and developing implants to seal the PFO defect in a minimally invasive, catheter-based procedure performed by the interventional cardiologist.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST and CLOSURE I trials, the potential U.S. migraine and BioSTAR™ studies, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At March 31, 2005	At December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$11,501,982	$9,338,208
Marketable securities	22,432,305	24,919,460
Restricted cash	1,122,200	1,122,200
Accounts receivable, net	2,171,210	1,776,605
Inventories	2,329,277	2,523,062
Prepaid expenses and other current assets	2,812,706	2,864,600

Total current assets	42,369,680	42,544,135

Property and equipment, net	727,312	790,361

Other assets	21,940	29,263

	$43,118,932	$43,363,759

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,432,550	$1,682,272
Accrued expenses	4,330,249	4,309,586
Discontinued operations liabilities	500,000	500,000

Total current liabilities	7,262,799	6,491,858

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,251,917 and 12,176,183 shares in 2005 and 2004, respectively	12,252	12,176
Additional paid-in capital	46,639,557	46,093,075
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(176,402)	(152,596)
Accumulated deficit	(10,499,674)	(8,961,154)

Total stockholders’ equity	35,856,133	36,871,901

	$43,118,932	$43,363,759

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Product sales	$4,125,239	$4,781,025
Net royalty income	1,144,500	861,125

	5,269,739	5,642,150

Costs and Expenses:
Cost of product sales	1,178,523	1,129,409
Research and development	2,843,774	2,024,591
General and administrative	1,484,508	1,296,324
Selling and marketing	1,416,474	1,543,771

Total costs and expenses	6,923,279	5,994,095

Loss from operations	(1,653,540)	(351,945)

Other Income (Expense):
Interest income, net	170,643	133,995
Foreign currency transaction loss	(55,623)	(8,965)

Total other income, net	115,020	125,030

Net loss	$(1,538,520)	$(226,915)

Net loss per common share:
Basic and Diluted	$(0.13)	$(0.02)

Weighted average common shares outstanding:
Basic and Diluted	12,154,721	11,917,708